Exhibit 15
August 7, 2014
El Paso Electric Company El Paso, Texas
Re: Registration Statement Nos. 333‑17971, 333‑82129, 333‑142557, and 333‑178319
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 7, 2014 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Kansas City, Missouri